As filed with the Securities and Exchange Commission on November 12, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware		46-340387
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

PRA Health Sciences, Inc. 4130 ParkLake Avenue Suite 400 Raleigh, NC 27612 (919) 786-8200

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan

2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries

PRA Holdings, Inc. Equity Incentive Plan

PRA International 2004 Incentive Award Plan

Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan

Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan

 (Full title of the plan)

Colin Shannon

President and Chief Executive Officer

PRA Health Sciences, Inc.

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

(919) 786-8200

 (Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-2000

Telecopy: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	10,188,260	$23.00	$234,329,980	$27,229.14

(1)                                               The securities to be registered include shares of common stock, par value $0.01 per share, of PRA Health Sciences, Inc. (“Common Stock”) and options and rights to acquire Common Stock issuable under the plans listed in footnote 2 below.

(2)                                               Covers (i) a number of shares of Common Stock issuable under the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan equal to (A) 3,200,000 plus (B) the number of shares subject to options under the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries that expire or are otherwise forfeited or terminated in accordance with their terms, in each case, without delivery of shares of Common Stock; (ii) 4,956,412 shares of Common Stock issuable upon the exercise of options outstanding under the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries (formerly known as the 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc. and its Subsidiaries); (iii) 1,806,739 shares of Common Stock issuable upon the exercise of options outstanding under the PRA Holdings, Inc. Equity Incentive Plan; (iv) 188,781 shares of Common Stock issuable upon the exercise of options outstanding under the PRA International 2004 Incentive Award Plan; (v) 2,795 shares of Common Stock issuable upon the exercise of options outstanding under the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan; and (vi) 33,533 shares of Common Stock issuable upon the exercise of options outstanding under the Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional Common Stock, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)                                               Estimated solely for the purpose of calculating the registration fee pursuant to 457(h) under the Securities Act. The fee is based on a price of $23.00 per share of Common Stock, which is the high-point of the estimated price range per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-198644).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan, the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries (formerly known as the 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc. and its Subsidiaries), the PRA Holdings, Inc. Equity Incentive Plan, the PRA International 2004 Incentive Award Plan, the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan and the Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents filed with the Commission by PRA Health Sciences, Inc. (the “Company” or “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)               The Company’s prospectus to be filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the registration statement on Form S-1 (File No. 333-198644); and

(b)               The description of the Company’s common stock contained in its registration statement on Form 8-A (Registration No. 001-36732), filed on November 6, 2014 pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                     Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability. We have entered into indemnification agreements with our directors pursuant to which we have agreed to indemnify them to the fullest extent permitted by Delaware law.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s amended and restated bylaws provide that the Company must indemnify, and advance expenses to, its directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 7.                     Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1

Form of Amended and Restated Certificate of Incorporation of PRA Health Sciences, Inc. (incorporated herein by reference to Exhibit 3.1 filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on October 8, 2014).

4.2	Form of Amended and Restated Bylaws of PRA Health Sciences, Inc. (incorporated herein by reference to Exhibit 3.2 filed with Amendment No. 2 to the Registrant’s

Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on October 8, 2014).
4.3

Form of Management Stockholder’s Agreement of PRA Health Sciences, Inc. (incorporated herein by reference to Exhibit 4.2 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on September 8, 2014).

4.4

PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on September 8, 2014).

4.5

2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries (formerly known as the 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc. and its Subsidiaries) (incorporated herein by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on September 8, 2014).

4.6

PRA Holdings, Inc. 2007 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on September 8, 2014).

4.7

PRA Health Sciences, Inc. 2004 Incentive Award Plan (incorporated herein by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-198644) filed with the Commission on September 8, 2014).

4.8*	Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan
4.9*	Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan
5.1*	Opinion of Simpson Thacher & Bartlett LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of BDO USA, LLP.
23.4*	Consent of Ernst & Young LLP.
23.5*	Consent of EisnerAmper LLP.
23.6*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

* filed herewith.

Item 9.  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Raleigh, North Carolina, on November 12, 2014.

PRA HEALTH SCIENCES, INC.

By:	/s/ Linda Baddour
Name: Linda Baddour
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of PRA Health Sciences, Inc., hereby severally constitute and appoint Michael Bonello and Timothy McClain, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

President, Chief Executive Officer and
/s/ Colin Shannon	Chairman of the Board of Directors	November 12, 2014
Colin Shannon	(Principal Executive Officer)

/s/ Linda Baddour	Executive Vice President and Chief Financial Officer	November 12, 2014
Linda Baddour	(Principal Financial and Accounting Officer)

/s/ James C. Momtazee	Director	November 12, 2014
James C. Momtazee

/s/ Ali J. Satvat	Director	November 12, 2014
Ali J. Satvat

/s/ Max C. Lin	Director	November 12, 2014
Max C. Lin